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                                                                    Exhibit 99.3

                      CONSENT OF HARRIS NESBITT CORPORATION

December 12, 2005

Board of Directors of
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California  94404

Gentlemen:

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Bay View Capital Corporation, relating to the proposed merger involving Bay View Capital Corporation and Great Lakes Bancorp, Inc., of our opinion letter dated October 25, 2005 appearing as Appendix B to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references thereto under the captions "SUMMARY--The Merger--Opinion of Harris Nesbitt as BVCC's Financial Advisor," "PROPOSAL I-PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT--Background of the Merger," "PROPOSAL I-PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT--BVCC's Reasons for the Merger; Recommendation of BVCC's Board of Directors" and "PROPOSAL I-PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT--Opinion of BVCC's Financial Advisor." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Harris Nesbitt Corp.
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HARRIS NESBITT CORP.